EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY REPORTS RECORD RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR 2005

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

          Calabasas Hills, CA – February 7, 2006 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today reported record financial results for the fourth quarter and year ended January 3, 2006.

          Highlights for the fourth quarter, as compared to the prior year period, are as follows:

•	Total revenues increased 23% to $328.3 million
•	Comparable restaurant sales increased 0.5% at The Cheesecake Factory
•	Comparable restaurant sales increased 3.8% at the Grand Lux Cafe
•	Net income increased 26% to $23.4 million
•	Diluted net income per share increased 26% to $0.29

          Comparable restaurant sales at The Cheesecake Factory would have increased 1.1%, excluding the estimated impact of $1.2 million of lost sales from hurricane-related closures.

          Highlights for the fiscal year ended January 3, 2006 compared to the prior fiscal year are as follows:

•	Total revenues increased 22% to $1.2 billion
•	Comparable restaurant sales increased 1.6% at The Cheesecake Factory
•	Comparable restaurant sales increased 3.3% at the Grand Lux Cafe
•	Net income increased 28% to $87.5 million
•	Diluted net income per share increased 27% to $1.09

          The above fourth quarter net income and diluted net income per share percentage increases exclude the after tax impact of a $2.0 million, or $0.02 per diluted share, insurance settlement that was received in the fourth quarter of fiscal 2004. The above fiscal year net income and diluted net income per share percentage increases exclude the net after tax impact of a $2.5 million, or $0.02 per share, reserve established in the prior year to accrue for estimated settlement costs and expenses associated with a lawsuit that was pending at the time, partially offset by the insurance settlement discussed above.

          Fiscal 2005 was a 53-week year for the Company as compared to fiscal 2004, resulting in one additional operating week in the fourth quarter of 2005.  The favorable impact to total revenues from the extra operating week was approximately $24 million.

The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Operating Results

          “We are very proud of the milestones we achieved last year. From the opening of our 100th Cheesecake Factory restaurant to surpassing the $1 billion revenue mark, fiscal 2005 was a year of significant accomplishment,” commented David Overton, Chairman and CEO. “We believe we are well positioned to continue our successful track record of delivering profitable growth for many years to come.”

          The Company has realized positive comparable restaurant sales in 52 out of its 53 quarters as a public company.  In the fourth quarter of fiscal 2005, the Company achieved positive comparable restaurant sales in spite of severe weather in the Southeast.  Hurricanes in Florida resulted in approximately 52 lost operating days, or an estimated $1.2 million in lost restaurant sales. Excluding the impact from these hurricanes, comparable restaurant sales at The Cheesecake Factory restaurants would have increased approximately 1.1% for the fourth quarter. Through the first five weeks of fiscal 2006, comparable restaurant sales are tracking in excess of the menu price increase.

New Restaurant Openings

          “We successfully opened nine restaurants, including two Grand Lux Cafes, over a nine-week period in the fourth quarter without deviating from our commitment to quality and execution,” continued Overton. “Our new markets, including Nashville, Tennessee, Tigard, Oregon and Fresno, California, were very strong, with average weekly sales in these markets in excess of $265,000. In addition, our new Grand Lux Cafe in Long Island, New York averaged weekly sales of approximately $212,000, which gives us considerable confidence as we continue to establish this concept.”  For the year, the Company accomplished its stated goal of opening 18 new restaurants.

          The Company plans to open as many as 21 new restaurants in fiscal 2006, including as many as three Grand Lux Cafes. Consistent with prior years, the majority of the new restaurant openings will occur in the second half of the year.  The Company anticipates that two restaurants will open during the first quarter of fiscal 2006.  Signed leases or letters of intent are in hand for nearly all of the planned fiscal 2006 openings.

Financial Reporting Dates in Fiscal 2006

          The Company plans to announce its quarterly financial results and hold investor conference calls for the first three quarters of fiscal 2006 as outlined below.  The earnings press releases will be issued at 1:15 p.m. Pacific Time and the investor conference calls will follow at 2:00 p.m. Pacific Time on the same day.  Dates are subject to change.

Quarter Ending	Earnings Release and Investor Conference Call Dates

April 4, 2006	April 25, 2006
July 4, 2006	July 25, 2006
October 3, 2006	October 24, 2006

Conference Call and Webcast

          A conference call to review fourth quarter and fiscal year 2005 results will be held on Tuesday, February 7, 2006 at 2:00 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through March 6, 2006.  To listen to the conference call, please go to the Company’s website at thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link and select the “Audio Webcasts” option.

About The Cheesecake Factory Incorporated

          The Cheesecake Factory Incorporated operates 103 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $17.00.  The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates seven upscale, casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Safe Harbor Statement

          This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  In particular, forward-looking statements regarding the Company’s restaurant sales trends are subject to risks and uncertainties due to national and regional economic and public safety conditions that impact consumer confidence and spending, as well as weather and other factors outside of the Company’s control.  Forward-looking statements regarding the number and timing of the Company’s planned new restaurant openings are subject to risks and uncertainties due to factors outside of the Company’s control, including factors that are under the control of government agencies, landlords and others.  Forward-looking statements speak only as of the dates on which they were made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company’s filings with the Securities and Exchange Commission.

The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

The Cheesecake Factory Incorporated and Subsidiaries
Consolidated Financial Statements
(unaudited; in thousands, except per share and statistical data)

	14 Weeks Ended January 3, 2006		13 Weeks Ended December 28, 2004		53 Weeks Ended January 3, 2006		52 Weeks Ended December 28, 2004

Consolidated Statements of Operations	Amounts	Percents	Amounts	Percents	Amounts	Percents	Amounts	Percents

Revenues	$328,276	100.0%	$266,095	100.0%	$1,177,643	100.0%	$969,232	100.0%
Costs and expenses:
Cost of sales	84,954	25.9%	71,167	26.7%	302,889	25.7%	257,076	26.5%
Labor expenses	100,163	30.5%	80,868	30.4%	363,867	30.9%	298,387	30.8%
Other operating expenses	74,561	22.7%	60,034	22.5%	268,047	22.8%	223,519	23.1%
General and administrative expenses	13,618	4.2%	10,973	4.2%	50,230	4.2%	40,639	4.2%
Depreciation and amortization expenses	12,924	3.9%	10,006	3.8%	45,135	3.8%	35,943	3.7%
Preopening costs	8,013	2.4%	3,593	1.3%	18,293	1.6%	14,787	1.5%

Total costs and expenses	294,233	89.6%	236,641	88.9%	1,048,461	89.0%	870,351	89.8%

Income from operations	34,043	10.4%	29,454	11.1%	129,182	11.0%	98,881	10.2%
Interest income, net	1,061	0.3%	674	0.2%	3,918	0.3%	2,234	0.2%
Other income, net	157	0.0%	145	0.1%	557	0.0%	966	0.1%

Income before income taxes	35,261	10.7%	30,273	11.4%	133,657	11.3%	102,081	10.5%
Income tax provision	11,870	3.6%	10,336	3.9%	46,111	3.9%	35,543	3.7%

Net income	$23,391	7.1%	$19,937	7.5%	$87,546	7.4%	$66,538	6.8%

Basic net income per share	$0.30		$0.26		$1.12		$0.86

Basic weighted average shares outstanding	78,705		77,866		78,354		77,613

Diluted net income per share	$0.29		$0.25		$1.09		$0.84

Diluted weighted average shares outstanding	80,467		79,636		80,176		79,395

Selected Segment Information

Revenues:
Restaurants	$308,465		$247,079		$1,117,743		$916,375
Bakery	31,637		28,506		98,594		85,984
Intercompany bakery sales	(11,826)		(9,490)		(38,694)		(33,127)

	$328,276		$266,095		$1,177,643		$969,232

Income from operations:
Restaurants	$41,584		$33,805		$163,385		$124,559
Bakery	6,745		6,473		17,927		13,927
Corporate	(14,286)		(10,824)		(52,130)		(39,605)

	$34,043		$29,454		$129,182		$98,881

Selected Consolidated Balance Sheet Information	January 3, 2006			December 28, 2004

Cash and cash equivalents	$	31,052	$	14,041
Investments and marketable securities		146,922		137,471
Total assets		925,922		758,717
Total liabilities		278,222		215,865
Stockholders’ equity		647,700		542,852

Supplemental Information	14 Weeks Ended January 3, 2006	13 Weeks Ended December 28, 2004	53 Weeks Ended January 3, 2006	52 Weeks Ended December 28, 2004

Comparable restaurant sales % change (1)	0.7%	3.0%	1.7%	3.9%
Restaurants opened during period	9	4	18	16
Restaurants open at period-end	111	93	111	93
Restaurant operating weeks	1,494	1,185	5,299	4,314

(1) Includes Cheesecake Factory restaurants and Grand Lux Cafes

The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Reconciliation of Non-GAAP Results to GAAP Results

          In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the fourth quarter year-over-year change in net income and diluted net income per share excluding the impact of a $2.0 million insurance settlement received in the fourth quarter of fiscal 2004.  For the full year, the year-over-year change in net income and diluted net income per share excludes the net impact of a $2.5 million reserve established in the prior year to accrue for estimated settlement costs and expenses associated with a lawsuit that was pending at the time, partially offset by the insurance settlement discussed above.

          The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results, excluding items that the Company does not believe are indicative of its ongoing operations.

	14 Weeks Ended January 3, 2006	13 Weeks Ended December 28, 2004			Period-Over-Period Percentage Change

	Reported	Reported	Impact of Insurance Settlement (1)	Adjusted	Reported	Adjusted

	(unaudited; in thousands, except per share amounts)
Net income	$23,391	$19,937	$1,304	$18,633	17.3%	25.5%
Diluted net income per share	$0.29	$0.25	$0.02	$0.23	16.0%	26.1%

(1) Impact of insurance settlement reflects the after tax impact of the $2.0 million insurance settlement and the per share impact of that settlement, respectively, in the line items above.

	53 Weeks Ended January 3, 2006	52 Weeks Ended December 28, 2004			Year-Over-Year Percentage Change

	Reported	Reported	Net Impact of Legal Reserve and Insurance Settlement (1)	Adjusted	Reported	Adjusted

	(unaudited; in thousands, except per share amounts)
Net income	$87,546	$66,538	$1,630	$68,168	31.6%	28.4%
Diluted net income per share	$1.09	$0.84	$0.02	$0.86	29.8%	26.7%

(1) Net impact of legal reserve and insurance settlement reflect the net after tax impact of the $4.5 million legal reserve, partially offset by the $2.0 million insurance settlement, and the per share impact of those items, respectively, in the line items above.

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The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100